UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2008

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-31593	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado	80111-3220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 886-9656

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On July 28, 2008, Apollo Gold Corporation, a Yukon Territory corporation (“Apollo”), made the final payment of Cdn$14.6 million and completed the purchase from St Andrew Goldfields Ltd. (“St Andrew”) of its Stock Mill complex located near Timmons, Ontario. The total purchase price was Cdn$20 million. The consideration for the acquisition also includes an obligation of Apollo to refund to St Andrew its bonding commitment in the amount of approximately Cdn$1.2 million. The Stock Mill complex includes a mill and related equipment, infrastructure, laboratory and tailings facilities.

Approximately Cdn$14.6 million of the Cdn$20 million purchase price paid to St Andrew was from the proceeds of Apollo’s unit offering which closed on July 24, 2008 and is further described in Apollo’s Form 8-K filed with the Securities and Exchange Commission on July 10, 2008 and prospectus supplement filed with the SEC on July 23, 2008. St Andrew purchased approximately Cdn$1.2 million in units in the offering. The remaining portion of the Cdn$20 million purchase price was paid from a Cdn$5.15 million loan from RMB Australia Holdings Limited on July 3, 2008 and from general working capital.

St Andrew owns more than 10% of Apollo’s issued and outstanding common shares and, accordingly, may be deemed an “affiliate” of Apollo for purposes of U.S. securities laws. The acquisition of the mill complex was negotiated at arm’s length and the purchase price was determined based upon the fair value of the mill complex using market comparables. In negotiating the purchase price of the mill complex, Apollo considered the economic benefits of purchasing an operational mill facility relative to the cost and timing of constructing a new mill and tailings facility for its Black Fox Project as well as the savings attributable to Apollo from not having to toll treat the ore.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2008

APOLLO GOLD CORPORATION

By:	/s/ Melvyn Williams
Melvyn Williams Senior Vice President - Finance and Corporate Development and Chief Financial Officer